U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C.  20549

                                     FORM 3

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(h) of the Investment Company Act of 1940

________________________________________________________________________________
1.   Name and Address of Reporting Person*

     Toledano, Udi
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    (Last)                          (First)              (Middle)

     4 Becker Farm Road
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                                    (Street)

     Roseland                        New Jersey              07068
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    (City)                            (State)                (Zip)

________________________________________________________________________________
2.   Date of Event Requiring Statement (Month/Day/Year)

     November 20, 2002
________________________________________________________________________________
3.   I.R.S. Identification Number of Reporting Person, if an entity (voluntary)


________________________________________________________________________________
4.   Issuer Name and Ticker or Trading Symbol

     WorldWater Corp. (WWAT.OB)
________________________________________________________________________________
5.   Relationship of Reporting Person(s) to Issuer
     (Check all applicable)

     [  ]  Director                             [X ]  10% Owner
     [  ]  Officer (give title below)           [  ]  Other (specify below)

________________________________________________________________________________
6.   If Amendment, Date of Original (Month/Day/Year)


________________________________________________________________________________
7.   Individual or Joint/Group Filing  (Check Applicable Line)

     [  ]  Form filed by One Reporting Person
        (2)
     [X ]  Form filed by More than One Reporting Person

================================================================================
             Table I -- Non-Derivative Securities Beneficially Owned
================================================================================

                                                            3. Ownership Form:
                                  2. Amount of Securities      Direct (D) or
1. Title of Security                 Beneficially Owned        Indirect (I)      4. Nature of Indirect Beneficial Ownership
   (Instr. 4)                        (Instr. 4)                (Instr. 5)           (Instr. 5)
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

====================================================================================================================================

*    If the form is filed by more than one  reporting  person,  see  Instruction
     5(b)(v).

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

                            (Print or Type Responses)
                                                                          (Over)

              Table II -- Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

================================================================================

                                                                                                        5. Owner-
                                                  3. Title and Amount of Securities                      ship
                                                     Underlying Derivative Security                      Form of
                         2. Date Exercisable         (Instr. 4)                                          Derivative
                            and Expiration Date    ---------------------------------    4. Conver-        Security:
                            (Month/Day/Year)                             Amount           sion or        Direct      6. Nature of
                         ----------------------                          or               Exercise       (D) or         Indirect
                         Date       Expira-                              Number           Price of       Indirect       Beneficial
1. Title of Derivative   Exer-      tion                                 of               Derivative     (I)            Ownership
   Security (Instr. 4)   cisable    Date          Title                  Shares           Security       (Instr. 5)     (Instr. 5)
------------------------------------------------------------------------------------------------------------------------------------

10% Convertible Notes     11/8/02      11/8/05    Common Stock, par       1,785,714       $.14/share(1)         I         By LLC(2)
Due 2005                                          value $.001
------------------------------------------------------------------------------------------------------------------------------------
Warrants                  11/8/02      11/8/07    Common Stock, par         595,250       $.20/share(1)         I         By LLC(2)
                                                  value $.001
------------------------------------------------------------------------------------------------------------------------------------
Warrants                  11/8/02      11/8/07    Common Stock, par         595,250       $.14/share(1)         I         By LLC(2)
                                                  value $.001
------------------------------------------------------------------------------------------------------------------------------------
10% Convertible Notes     11/20/02     11/15/05   Common Stock, par       1,785,715       $.14/share(1)         I         By LLC(2)
Due 2005                                          value $.001
------------------------------------------------------------------------------------------------------------------------------------
Warrants                  11/20/02     11/15/07   Common Stock, par         595,250       $.20/share(1)         I         By LLC(2)
                                                  value $.001
------------------------------------------------------------------------------------------------------------------------------------
Warrants                  11/20/02     11/15/07   Common Stock, par         595,250       $.50/share(1)         I         By LLC(2)
                                                  value $.001
====================================================================================================================================

Explanation of Responses:

(1) Conversion/exercise price is subject to anti-dilution adjustments as provided in the notes and the warrants.

(2) This is a joint filing by Udi Toledano ("Toledano") and Fred S. Fraenkel ("Fraenkel"). Toledano and Fraenkel share voting and investment control over all securities owned by Millenium 3 Opportunity Fund, LLC, a Delaware limited liability company (the "Fund"). The interest of each of Toledano and Fraenkel in the notes and warrants and the shares of common stock issuable upon conversion of the notes and execise of the warrants is limited to the extent of his pecuniary interest in the Fund.





      /s/Udi Toledano                                     November 26, 2002
---------------------------------------------            ----------------------
    **Signature of Reporting Person                            Date

     /s/Fred S. Fraenkel                                  November 26, 2002
---------------------------------------------            ----------------------
    **Signature of Reporting Person                            Date


** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

     See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, See Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

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